As filed with the Securities and Exchange Commission on November 17, 2010
Registration No. 333-94983

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Psychiatric Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23-2491707 (IRS Employer Identification No.)

6640 Carothers Parkway, Suite 500 Franklin, Tennessee (Address of Principal Executive Offices)	37067 (Zip Code)

Psychiatric Solutions, Inc. Equity Incentive Plan
(Full title of the plan)

Alan B. Miller
Chairman of the Board and Chief Executive Officer
Universal Health Services, Inc.
Universal Corporate Center
367 South Gulph Road
King of Prussia, Pennsylvania 19406
(610) 768-3300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

EXPLANATORY NOTE
     On January 19, 2000, PMR Corporation, which is now known as Psychiatric Solutions, Inc. (the “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (File No. 333-94983) (the “Registration Statement”) registering 1,000,000 shares of the Registrant’s Common Stock, par value $.01 per share (“Common Stock”), to be offered, awarded or sold under the 1997 Equity Incentive Plan of PMR Corporation, which was subsequently renamed the Psychiatric Solutions, Inc. Equity Incentive Plan.
     On November 15, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 16, 2010, by and among the Registrant, Universal Health Services, Inc. (“UHS”) and Olympus Acquisition Corp. (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of UHS. As a result of the Merger, the Registrant’s Common Stock is held of record by fewer than 300 persons. Accordingly, the Registrant intends to file a Certification and Notice of Termination of Registration on Form 15 with the Commission with respect to its Common Stock.
     In connection with the Merger, the Registrant terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with the undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities of the Registrant registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, State of Pennsylvania, on November 16, 2010.

PSYCHIATRIC SOLUTIONS, INC.
By:	/s/ Steve Filton
	Name:	Steve Filton
	Title:	Vice President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Debra Osteen	Debra Osteen President	November 16, 2010
(Principal Executive Officer and Director)

/s/ Steve Filton	Steve Filton Vice President	November 16, 2010
(Principal Financial Officer, Principal Accounting Officer and Director)

/s/ Larry Harrod	Larry Harrod Vice President	November 16, 2010
(Director)

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